Exhibit 99.1

ReGen Biologics Announces Reverse Stock Split and New Ticker Symbol “RGBO”

Hackensack, NJ – December 1, 2008 – ReGen Biologics (OTC: RGBO) (“ReGen”) announced today that its Board of Directors approved a 1-for-20 reverse split of ReGen’s common stock. The split became effective at 11:59 p.m., Eastern Standard Time, on November 29, 2008 (the “Effective Time”) and trading under the new ticker begins at the open on December 1, 2008.

The decision follows shareholder approval in May 2008 of a proposal granting the Board of Directors discretion to effect the reverse stock split anytime prior to November 30, 2008.

The reverse split affects all of ReGen’s issued and outstanding common stock uniformly, and will therefore affect all common shareholders proportionately. ReGen will not issue fractional shares in connection with the reverse split. Instead, ReGen will repurchase any fractional shares for cash at the fair market value of the fractional share interest, calculated on the basis of the average trading price per share for the ten days preceding the Effective Time. The reverse split will not affect the number of shares of common stock that ReGen is authorized to issue.

At the Effective Time, the combination of shares of common stock automatically occurred without any further action on the part of the stockholders. The reduction in the number of outstanding shares of common stock enabled mandatory conversion of ReGen’s Series D, Series E and Series F Preferred Stock. Immediately upon the effectiveness of the reverse split, each outstanding share of Series D, Series E and Series F Preferred Stock was converted into 100 shares of pre-split common stock, or 5 shares of post-split common stock.

A summary of the Company’s outstanding pre-split and post-split shares follows:

	Pre-split Shares Outstanding	Pre-split Common Share Equivalents	Post-split Common Share Equivalents
Common Stock	104,243,082	104,243,082	5,212,154
Preferred Series A and C	9,066,464	9,066,464	453,323
Preferred Series D and E	150,715	15,071,500	753,575
Preferred Series F [1]	182,824	18,282,400	914,120
Warrants [2]	9,442,793	20,089,743	1,004,487
Options [3]	17,327,605	80,544,451	4,027,223
Financing Options [4]	18,910,553	32,346,338	1,617,317
Total Outstanding	159,324,036	279,643,978	13,982,199

[1]
Represents the shares of Series F Preferred Stock and common stock equivalents into which the Company’s Unsecured Convertible Notes, issued July 24, 2008, are convertible at the option of the holder at a price of $15 per share of Series F or $0.15 per common share pre-split and $3.00 per common share post-split, subject to adjustment in accordance with the terms of the Notes. No Series F Preferred Stock is currently outstanding.

[2]
Includes outstanding warrants for common stock, Series D, Series E and Series F Preferred Stock, exercisable for an average of $0.48 per common share equivalent pre-split and $9.63 per common share post split.

[3]	Includes outstanding options for common stock and Series E Preferred Stock, exercisable for an average of $0.20 per common share equivalent pre-split and $3.97 per common share post-split.

[4]
Includes outstanding options for common stock and Series D Preferred Stock, exercisable within 15 days of public announcement of FDA clearance of the Company’s collagen scaffold 510(k), for cash only at an average of $0.39 per common share equivalent pre-split and $7.82 per common share post-split.

As soon as practicable after the Effective Time, ReGen will mail transmittal forms to each holder of record of common stock and mandatorily convertible preferred stock with instructions specifying details of the exchange of the holder’s existing stock certificates for new certificates representing the number of shares to which the holder is entitled, and the cash payment for any fractional share interest.

ReGen’s common stock will begin trading post-split on December 1, 2008 under the new ticker symbol, OTC: RGBO.  ReGen’s new CUSIP is 75884M302.

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets.  ReGen’s first approved product using its collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG.  ReGen is seeking FDA clearance in the U.S. for the Menaflex device through its collagen scaffold 510(k) submission.  Visit www.regenbio.com and www.menaflex.com for more information.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Contact:

Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com